Exhibit 99.1

April 20, 2004

News Release

Source: EnXnet, Inc.

ENXNET'S RFID DEACTIVATION DEVICE VITAL ROLE IN THE CONSUMER MARKETPLACE

Tulsa, Okla - (BUSINESS WIRE) - April 20, 2004 EnXnet, Inc. (OTCBB:EXNT)-- EnXnet, Inc. announces market potential for its latest patent application for its new Radio Frequency Identification Deactivation Device (RFID).

The potential market for this technology is huge. The retail giant Wal-Mart Stores, Inc. (NYSE: WMT) mandated its top 100 suppliers to have all their cases and pallets "chipped" by January 1, 2005, and that is just one retailer. Wal-Mart would love to be able to point an RFID reader at any of the 1 billion sealed boxes of widgets it receives every year and instantly know exactly how many widgets it has. Target (NYSE: TGT), Home Depot (NYSE: HD), and many other large retailers are making the same requirements. RFID Journal said that consumer products giant Gillette (NYSE: G) recently announced ordering 500 million RFID tags. The gross market dimension for RFID tags attached or embedded in consumer products is in the 100's of billions of units per year.

EnXnet's new technology solves the major problem of personal privacy with RFID tagging of consumer products, which is considered an invasion of personal privacy by many groups including the ACLU. Current RFID tags remain readable until physically destroyed, thus allowing tracking of one's purchases into your home and business.

This problem is solved by EnXnet's technology because it permanently and completely disables the RFID tag at the point of sale.

EnXnet's technology should allow the widespread use of RFID tagging on consumer products without any personal privacy issues or liabilities. Increased volume should drive down the cost of RFID tagging. When the unit cost reaches 5 cents it will be economic for use in any product worth more than a dollar.

"Solving the personal privacy issues of RFID use on consumer products is a major step forward for the RFID industry and every retailer," said Ryan Corley, President of EnXnet, Inc. "We anticipate our new technology will be met with widespread acceptance, therefore we should obtain a meaningful market share of this fantastic market."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

###
============================================================================================================

Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com